                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                                  Emco Limited
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Shares
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    290839109
-------------------------------------------------------------------------------
                                 (CUSIP Number)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

         CUSIP NO.       290839109
                  --------------------
-------------------------------------------------------------------------------


         1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

               V. Prem Watsa
               -------------------------------------------------------------
               (No S.S. or I.R.S. Identification Nos.)

----------------------------------------------------------------------------


         2)    Check the Appropriate Box if a Member of a Group
               (See Instructions)

               (a)      . . . . . . . . . . . . . . . . . . . . . . . . . . . .
               (b)      X  . . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         3)    SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         4)    Citizenship or Place of Organization   Canada
                                                    ---------------------------
--------------------------------------------------------------------------------


Number of Shares         (5)     Sole Voting Power               -0-
Beneficially Owned                                -----------------------------
by Each Reporting        ------------------------------------------------------
Person With
                         (6)     Shared Voting Power          1,587,029
                                                    ---------------------------
                         -------------------------------------------------------

                         (7)     Sole Dispositive Power          -0-
                                                       -------------------------
                         -------------------------------------------------------

                         (8)     Shared Dispositive Power    1,587,029
                                                       -------------------------
--------------------------------------------------------------------------------


         9)    Aggregate Amount Beneficially Owned by Each Reporting Person

                                1,587,029

--------------------------------------------------------------------------------


         10)   Check if the Aggregate Amount in Row (9) Excludes Certain
               Shares (See Instructions) . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         11)   Percent of Class Represented by Amount in Row 9        6.8%
                                                              -----------------
--------------------------------------------------------------------------------

         12)   Type of Reporting Person (See Instructions)   IN    (Canadian)
                                                          ---------------------

--------------------------------------------------------------------------------





                                      2(1)

         CUSIP NO.     290839109
                  ------------------
--------------------------------------------------------------------------------


         1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

               The Sixty Two Investment Company Limited
--------------------------------------------------------------------------------
               (No S.S. or I.R.S. Identification Nos.)

--------------------------------------------------------------------------------


         2)    Check the Appropriate Box if a Member of a Group
               (See Instructions)

               (a)      . . . . . . . . . . . . . . . . . . . . . . . . . . . .
               (b)      X   . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         3)    SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         4)    Citizenship or Place of Organization   British Columbia, Canada
                                                    ----------------------------
--------------------------------------------------------------------------------


Number of Shares                    (5)   Sole Voting Power             -0-
Beneficially Owned                                         ---------------------
by Each Reporting                   --------------------------------------------
Person With
                                    (6)   Shared Voting Power       1,587,029
                                                             ------------------


                                    (7)   Sole Dispositive Power        -0-
                                                                ---------------

                                    (8)   Shared Dispositive Power    1,587,029
                                                                  --------------
--------------------------------------------------------------------------------


         9)    Aggregate Amount Beneficially Owned by Each Reporting
               Person            1,587,029

--------------------------------------------------------------------------------


         10)   Check if the Aggregate Amount in Row (9) Excludes Certain
               Shares (See Instructions) . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         11)   Percent of Class Represented by Amount in Row 9      6.8%
                                                              -----------------
-------------------------------------------------------------------------------


         12)   Type of Reporting Person (See Instructions)     CO    (Canadian)
                                                          ----------------------

--------------------------------------------------------------------------------




                                      2(2)

         CUSIP NO.    290839109
                  ------------------
--------------------------------------------------------------------------------


         1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

               810679 Ontario Ltd.
               ----------------------------------------------------------------
               (No S.S. or I.R.S. Identification Nos.)

--------------------------------------------------------------------------------


         2)    Check the Appropriate Box if a Member of a Group
               (See Instructions)

               (a)      . . . . . . . . . . . . . . . . . . . . . . . . . . . .
               (b)      X  . . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         3)    SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         4)    Citizenship or Place of Organization   Ontario, Canada
                                                    ----------------------------
--------------------------------------------------------------------------------


Number of Shares                    (5)     Sole Voting Power          -0-
Beneficially Owned                                           -------------------
by Each Reporting                   --------------------------------------------
Person With
                                    (6)     Shared Voting Power     1,587,029
                                                               -----------------
                                    --------------------------------------------

                                    (7)     Sole Dispositive Power     -0-
                                                                  --------------
                                    --------------------------------------------

                                    (8)     Shared Dispositive Power  1,587,029
                                                                     -----------
--------------------------------------------------------------------------------


         9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                       1,587,029

--------------------------------------------------------------------------------


         10)   Check if the Aggregate Amount in Row (9) Excludes Certain
               Shares (See Instructions) . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         11)   Percent of Class Represented by Amount in Row 9       6.8%
                                                              -----------------
--------------------------------------------------------------------------------

         12)   Type of Reporting Person (See Instructions)     CO    (Canadian)
                                                          ----------------------
--------------------------------------------------------------------------------




                                      2(3)

         CUSIP NO.     290839109
                  -------------------
--------------------------------------------------------------------------------


         1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

              Fairfax Financial Holdings Limited
              -----------------------------------------------------------------
              (No S.S. or I.R.S. Identification Nos.)

--------------------------------------------------------------------------------


         2)   Check the Appropriate Box if a Member of a Group
              (See Instructions)

              (a)      . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
              (b)      X  . . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         3)   SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         4)   Citizenship or Place of Organization   Canada
                                                  -----------------------------
--------------------------------------------------------------------------------


Number of Shares         (5)   Sole Voting Power             -0-
Beneficially Owned                              -------------------------------
by Each Reporting        ------------------------------------------------------
Person With
                         (6)   Shared Voting Power        1,587,029
                                                  -----------------------------
                         ------------------------------------------------------

                         (7)   Sole Dispositive Power        -0-
                                                     ---------------------------
                         -------------------------------------------------------

                         (8)   Shared Dispositive Power   1,587,029
                                                       -------------------------
--------------------------------------------------------------------------------


         9)   Aggregate Amount Beneficially Owned by Each Reporting Person
                   1,587,029

--------------------------------------------------------------------------------


         10)  Check if the Aggregate Amount in Row (9) Excludes Certain
              Shares (See Instructions) . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         11)  Percent of Class Represented by Amount in Row 9        6.8%
                                                             ------------------
--------------------------------------------------------------------------------

         12)  Type of Reporting Person (See Instructions)      HC    (Canadian)
                                                         ----------------------
--------------------------------------------------------------------------------




                                      2(4)

         CUSIP NO.    290839109
                  ------------------
--------------------------------------------------------------------------------


         1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

              Hamblin Watsa Investment Counsel Ltd.
              -----------------------------------------------------------------
              (No S.S. or I.R.S. Identification Nos.)

--------------------------------------------------------------------------------


         2)   Check the Appropriate Box if a Member of a Group
              (See Instructions)

              (a)      . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
              (b)      X  . . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         3)   SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         4)   Citizenship or Place of Organization   Canada

--------------------------------------------------------------------------------


Number of Shares            (5)     Sole Voting Power               -0-
Beneficially Owned                                   --------------------------
by Each Reporting           ---------------------------------------------------
Person With
                            (6)     Shared Voting Power          1,587,029
                                                       ------------------------
                            ---------------------------------------------------

                            (7)     Sole Dispositive Power          -0-
                                                          ----------------------
                            ----------------------------------------------------

                            (8)     Shared Dispositive Power     1,587,029
                                                            --------------------
--------------------------------------------------------------------------------


         9)   Aggregate Amount Beneficially Owned by Each Reporting Person
                 1,587,029

--------------------------------------------------------------------------------


         10)  Check if the Aggregate Amount in Row (9) Excludes Certain
              Shares (See Instructions) . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         11)  Percent of Class Represented by Amount in Row 9      6.8%
                                                              -----------------
--------------------------------------------------------------------------------

         12)  Type of Reporting Person (See Instructions)

              CO and IA    (Canadian)
              ------------------------
-------------------------------------------------------------------------------







                                      2(5)

         CUSIP NO.    290839109
                  ------------------
--------------------------------------------------------------------------------


         1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons

              1109519 Ontario Limited
              ---------------------------------------------------------------
              (No S.S. or I.R.S. Identification Nos.)

--------------------------------------------------------------------------------


         2)   Check the Appropriate Box if a Member of a Group
              (See Instructions)

              (a)      . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
              (b)      X  . . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         3)   SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         4)   Citizenship or Place of Organization   Canada
                                                     ---------------------------
--------------------------------------------------------------------------------


Number of Shares            (5)     Sole Voting Power               -0-
Beneficially Owned                                   --------------------------
by Each Reporting           ---------------------------------------------------
Person With
                            (6)     Shared Voting Power          1,587,029
                                                       ------------------------
                            ---------------------------------------------------

                            (7)     Sole Dispositive Power          -0-
                                                          ----------------------
                            ----------------------------------------------------

                            (8)     Shared Dispositive Power     1,587,029
                                                            --------------------
--------------------------------------------------------------------------------


         9)   Aggregate Amount Beneficially Owned by Each Reporting Person
                 1,587,029

--------------------------------------------------------------------------------


         10)  Check if the Aggregate Amount in Row (9) Excludes Certain
              Shares (See Instructions) . . . . . . . . . . . . . . . . . . . .

--------------------------------------------------------------------------------


         11)  Percent of Class Represented by Amount in Row 9      6.8%
                                                              -----------------
--------------------------------------------------------------------------------

         12)  Type of Reporting Person (See Instructions)

              CO     (Canadian)
              ------------------------
-------------------------------------------------------------------------------

                                    ITEM 1(a)

Name of Issuer:                    Emco Limited
               ----------------------------------------------------------------


                                    ITEM 1(b)

Address of Issuer's Principal Executive Offices:    620 Richmond Street,
                                                    P.O. Box 5252, London,
                                                    Ontario, Canada  N6A 5I9
-------------------------------------------------------------------------------

                                    ITEM 2(a)

Names of Persons Filing:      V. Prem Watsa, 1109519 Ontario Limited, The Sixty
                              Two Investment Company Limited, 810679 Ontario
                              Ltd., Fairfax Financial Holdings Limited and
                              Hamblin Watsa Investment Counsel Ltd.  (See Note
                              1 below)
-------------------------------------------------------------------------------

                                    ITEM 2(b)

Address of Principal Business Office or, if none, Residence:

  95 Wellington Street West, Suite 802, Toronto, Ontario, Canada   M5J 2N7
-------------------------------------------------------------------------------

                                    ITEM 2(c)

Citizenship:    Canada
            --------------------------------------------------------------------

                                    ITEM 2(d)

Title of Class of Securities:    Common Shares
                             ---------------------------------------------------

                                    ITEM 2(e)

CUSIP Number:             290839109
             ------------------------------------------------------------------

                                     ITEM 3

If this statement is filed pursuant to Rule 13d-1(b), check whether the person filing is a:

       (a)  [ ]  Broker or Dealer registered under Section 15 of the Act
       (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act
       (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act
       (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

--------

       Note 1: Mr. Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Ltd. and Hamblin Watsa Investment Counsel Ltd. are filing this Schedule 13G pursuant to a no-action letter dated June 8, 1994 from the Commission to Fairfax Financial Holdings Limited.

     (e)  [   ]   Investment Adviser registered under Section 203 of the
                  Investment Advisers Act of 1940

     (f)  [   ]   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                  1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

     (g)  [ X ]   Parent Holding Company, in accordance with Section
                  240.13d-1(b)(ii)(G)  (See Note 2 below)

     (h)  [   ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

                                     ITEM 4

Ownership.
---------

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)  Amount Beneficially Owned:
                   1,587,029
          --------------------------------------------------------------

     (b)  Percent of Class:
                  6.8%
          -------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)      sole power to vote or to direct the vote                     -0-
                                                            ---------------------------
          (ii)     shared power to vote or to direct the vote                 1,587,029
                                                             --------------------------
          (iii)    sole power to dispose or to direct the disposition           -0-
                                                                     ------------------
          (iv)     shared power to dispose or to direct the disposition of    1,587,029
                                                                          -------------

                                     ITEM 5

Ownership of Five Percent or Less of a Class.
---------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

--------

     Note 2: The filing of this Schedule 13G and the statements therein shall not be construed as an admission that Mr. Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Ltd. or Fairfax Financial Holdings Limited are for the purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 the beneficial owners of the Issuer's common shares or have any pecuniary interest therein.

                                     ITEM 6

Ownership of More than Five Percent on Behalf of Another Person.
----------------------------------------------------------------

         Not applicable.

                                     ITEM 7

Identification Classification of Subsidiary Which Acquired the Security Being
-----------------------------------------------------------------------------
Reported on By the Parent Holding Company.
-----------------------------------------

        Mr. Watsa, directly, and indirectly through 1109519 Ontario Limited, The Sixty Two Investment Company Limited and 810679 Ontario Ltd., owns the controlling equity voting interest of Fairfax Financial Holdings Limited ("Fairfax"). Fairfax is filing this Schedule 13G on behalf of seven of Fairfax's subsidiary corporations, (1) Lombard General Insurance Company of Canada (formerly The Continental Insurance Company of Canada Inc.) ("Lombard") which owns 92,500 common shares of the Issuer, (2) Lombard Insurance Company ("Lombard Insurance") which owns 146,500 common shares of the Issuer, (3) Commonwealth Insurance Company ("Commonwealth") which owns 118,400 common shares directly and 5,405 common shares indirectly through ownership of the Issuer's convertible debentures, (4) Markel Insurance Company of Canada ("Markel") which owns 64,865 common shares indirectly through ownership of the Issuer's convertible debentures, (5) Odyssey Reinsurance Corporation (formerly Skandia America Reinsurance Corporation) ("Odyssey") which owns 477,400 common shares of the Issuer, (6) Federated Life Insurance Company of Canada ("Federated") which owns 59,459 common shares of the Issuer indirectly through ownership of the Issuer's convertible debentures and (7) Hamblin Watsa Investment Counsel Ltd., a Canadian investment adviser ("Hamblin"). Hamblin, through its investment advisory agreements with clients outside the Fairfax group, as well as with Lombard, Lombard Insurance, Commonwealth, Markel, Odyssey and Federated, shares the power to vote, and the power to dispose of, 1,587,029 common shares of the Issuer. Exhibit A attached hereto states the identity and Item 3 classification of Lombard, Lombard Insurance, Commonwealth, Markel, Odyssey, Federated and Hamblin.

                                     ITEM 8

Identification and Classification of Members of the Group.
---------------------------------------------------------

         Not applicable.

                                     ITEM 9

Notice of Dissolution of Group.
-------------------------------

         Not applicable.

                                     ITEM 10

Certification.
--------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                       Date:  May 8, 1997

                              /s/ V. Prem Watsa
                              --------------------------------------
                               Signature

                               V. Prem Watsa
                              --------------------------------------
                               Name

                       THE SIXTY TWO INVESTMENT COMPANY
                       LIMITED

                       By:    /s/ V. Prem Watsa, President
                              -----------------------------------------
                               Signature

                               V. Prem Watsa, President
                              -----------------------------------------
                               Name / Title

                       810679 ONTARIO LTD.

                       By:     /s/ V. Prem Watsa, President
                              -----------------------------------------
                               Signature

                               V. Prem Watsa, President
                              -----------------------------------------
                               Name / Title

                       FAIRFAX FINANCIAL HOLDINGS LIMITED

                       By:     /s/ Eric P. Salsberg, V.P. Corporate Affairs
                              -----------------------------------------
                               Signature

                               Eric P. Salsberg, V.P. Corporate Affairs
                              -----------------------------------------
                               Name / Title

                       HAMBLIN WATSA INVESTMENT COUNSEL LTD.

                       By:     /s/ A.F. Hamblin, President
                              -----------------------------------------
                               Signature

                               A.F. Hamblin, President
                              -----------------------------------------
                               Name / Title

                       1109519 ONTARIO LIMITED,

                       By:     /s/ V. Prem Watsa, President
                              -----------------------------------------
                               Signature

                               V. Prem Watsa, President
                              -----------------------------------------
                               Name / Title

                                    EXHIBIT A

                            TO SCHEDULE 13G FILED BY
                  FAIRFAX FINANCIAL HOLDINGS LIMITED AND OTHERS



Relevant Subsidiary                              Item 3 Classification
-------------------                              ---------------------

Lombard General Insurance
Company of Canada                                (c)  Insurance Company

Lombard Insurance Company                        (c)  Insurance Company

Commonwealth Insurance Company                   (c)  Insurance Company

Markel Insurance Company of
Canada                                           (c)  Insurance Company

Odyssey Reinsurance Corporation                  (c)  Insurance Company

Federated Life Insurance Company of
Canada                                           (c)  Insurance Company

Hamblin Watsa Investment
Counsel Ltd.                                     (e)  Investment Advisor